Exhibit 3.3

FORM NO. 7a	Registration No. 37132

BERMUDA

CERTIFICATE OF DEPOSIT OF

MEMORANDUM OF INCREASE OF SHARE CAPITAL

THIS IS TO CERTIFY that a Memorandum of Increase of Share Capital of

Energy XXI Acquisition Corporation (Bermuda) Limited

was delivered to the Registrar of Companies on the 23rd day of September, 2005 in accordance with section 45(3) of the Companies Act 1981 (“the Act”).

[SEAL]	Given under my hand and Seal of the REGISTRAR OF COMPANIES this 27th day of September, 2005
/s/ Illegible
for Registrar of Companies

Capital prior to increase:	US$ 12,500.00

Amount of increase:	US$390,000.00

Present Capital:	US$402,500.00